Exhibit 99.2
Levi Strauss & Co. Second Quarter 2008 Presented by: Hans Ploos van Amstel Chief Financial Officer July 8, 2008 This presentation should be read in conjunction with Levi Strauss & Co.'s annual report on Form 10-K for the fiscal year ended November 25, 2007 and quarterly report on Form 10-Q for the three-month period ended May 25, 2008.

1 LS&CO. Q2 2008 - Statement of Income Overview Net revenues down amid difficult environment and U.S. ERP transition. Continued solid gross margins. Operating income reflects higher SG&A for ERP and retail expansion.

2 LS&CO. Q2 2008 - Regional Overview Americas' net revenues reflect impact of economy and ERP transition. Europe net revenues up due to currency. Asia Pacific net revenues up due to currency; growth continues in emerging markets.

3 LS&CO. Q2 2008 - Cash Flow Overview Operating activities: Operating cash flow in line with last year. Investing activities: ERP and retail network. Financing activities: Debt reduction and Dividend.

4 Key Conclusions Difficult quarter amid weak retail environment and delivery issues. Balance of year expected to remain challenging. Strong margins and balance sheet allow continued investment in the business. Focus on stabilizing U.S. ERP system and building brands.